Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement on Form S-4 of United Bankshares, Inc. of our reports dated March 14, 2013 with respect to our audits of the consolidated financial statements of Virginia Commerce Bancorp, Inc. and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of Virginia Commerce Bancorp Inc. for the year ended December 31, 2012. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.
Yount, Hyde & Barbour, P.C.

Winchester, Virginia
September 5, 2013